EXHIBIT (12)

December 16, 2008

Eaton Vance Insured Municipal Bond Fund 255 State Street Boston, MA 02109

Eaton Vance Insured Florida Plus Municipal Bond Fund 255 State Street Boston, MA 02109

Re: Reorganization to Combine Two Massachusetts Business Trusts

Ladies and Gentleman:

     Eaton Vance Insured Municipal Bond Fund, a Massachusetts business trust (the “Acquiring Fund”), and Eaton Vance Insured Florida Plus Municipal Bond Fund, a Massachusetts business trust (the “Acquired Fund”), have requested our opinion as to certain federal income tax consequences of a transaction (the "Reorganization") in which the Acquiring Fund will acquire all of the assets and assume all of the liabilities of the Acquired Fund in exchange for shares of beneficial interest in the Acquiring Fund ("Acquiring Fund Shares"), cash and assumption of the Acquired Fund’s liabilities, pursuant to an Agreement and Plan of Reorganization ("Plan") entered into by the Acquired Fund and the Acquiring Fund as of August 25, 2008.1

     In rendering this opinion, we have examined the Registration Statement describing the Reorganization, the Plan, the currently effective prospectus and statement of additional information of the Acquired Fund and the Acquiring Fund, and such other documents and information as we have deemed necessary. We have also relied, with your consent, on representations of officers of the Funds.

OPINION

     Based solely on the facts and representations set forth in the reviewed documents and information and the representations of officers of the Funds, and assuming that (i) those representations are true on the date of the Reorganization and (ii) the Reorganization is consummated in accordance with the Plan, our opinion with respect to the federal income tax consequences of the Reorganization is as follows.

1 Each of Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund.”

Eaton Vance Insured Municipal Bond Fund Eaton Vance Insured Florida Plus Municipal Bond Fund DECEMBER 16, 2008 Page 2

     1. The Reorganization should be a reorganization under section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code"), and the Acquired Fund and the Acquiring Fund should each be a party to a Reorganization under section 368(b) of the Code.

     2. No gain or loss should be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption of the Acquired Fund’s liabilities by the Acquiring Fund followed by the distribution of those Acquiring Fund Shares to the Acquired Fund’s common shareholders in liquidation of the Acquired Fund. 2

     3. No gain or loss should be recognized by the Acquiring Fund on the receipt of the Acquired Fund's assets in exchange for the Acquiring Fund Shares and the Acquiring Fund’s assumption of the Acquired Fund’s liabilities.

     4. The basis of the Acquired Fund's assets in the hands of the Acquiring Fund should be the same as the basis of such assets in the Acquired Fund's hands immediately prior to the Reorganization.

     5. The Acquiring Fund's holding period in the assets to be received from the Acquired Fund should include the Acquired Fund's holding period in such assets.

     6. Except as described in paragraph 7, below, the Acquired Fund’s common shareholders should recognize no gain or loss on the exchange of Acquired Fund common shares for Acquiring Fund Shares in the Reorganization.

     7. The payment of cash to a Acquired Fund common shareholder in lieu of a fractional Acquiring Fund Share will be treated as received by such shareholder as a distribution in redemption of its interest in such fractional Acquiring Fund Share, and the shareholder will recognize gain or loss with respect thereto equal to the difference between the amount of cash received and the portion of such shareholder’s basis in its Acquired Fund common shares that is allocable to the fractional Acquiring Fund Share.

2 Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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     8. The Acquired Fund’s common shareholders’ aggregate basis in the Acquiring Fund Shares to be received by them should be the same as their aggregate basis in the Acquired Fund Shares to be surrendered in exchange therefor; and such initial aggregate basis will then be reduced by the amount of such basis allocable to any fractional Acquiring Fund Shares for which the Acquired Fund’s common shareholders receive cash in lieu of issuance of such fractional shares.

     9. The holding period of the Acquiring Fund Shares to be received by the Acquired Fund’s common shareholders should include the holding period of the Acquired Fund Shares to be surrendered in exchange therefor, provided those Acquired Fund Shares were held as capital assets on the date of the Reorganization.

     The foregoing opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, case law precedent, and the Internal Revenue Service pronouncements in existence at the date hereof. We express no opinion other than those contained herein.

     We hereby consent to this opinion accompanying the Registration Statement when it is filed with the Securities and Exchange Commission and to the reference to our firm in the Registration Statement.

Very truly yours,
/s/ K&L Gates LLP